EXHIBIT 15.3

MUSIC LIBRARY

LICENSE AGREEMENT

            Agreement made as of [DATE], by and between Dittybase, a Alberta corporation (“Dittybase”), and [Licensor’s Company name] (“Company”).

            In consideration of the following mutual promises, covenants, and conditions, the parties agree as follows:

SECTION 1. BACKGROUND AND PURPOSE

            Dittybase is in the business of creating and of obtaining access to recorded music, including music libraries, and making that content available to third parties over the Internet for use in various audio-visual and other projects produced by such third parties for themselves and for the customers of those third parties.

            Company owns and has rights to certain recorded musical assets, including master recordings and the music embodied on those master recordings, and the performances of the artists contained on those master recordings, and has advised Dittybase that Company is interested in using Dittybase’s resources to assist in marketing and making Company’s content available for use by third parties.

            This Agreement describes the respective rights and responsibilities of Dittybase and Company to each other with respect to the musical content of Company and Dittybase’s efforts to market and license third party use of such musical content.

SECTION 2. LICENSED MUSICAL CONTENT

            The musical content of Company that is the subject of this Agreement is identified in Schedule “1” of this Agreement, and includes all of the musical content of which Company has ownership, and/or has acquired the rights to use from the owners of such musical content. The musical content consists of master sound recordings and the music embodied on those sound recordings and the performances of the musicians contained on those master sound recordings. For the purpose of this Agreement, the term “Masters” shall refer to all of the master sound recordings of Company and the services of the musicians performing on those master sound recordings identified in Schedule “1”; and the term “Music” shall refer to all of the musical content of Company contained on the Masters.

SECTION 3. GRANT OF RIGHTS

            By this Agreement, Company grants Dittybase the non-exclusive right, throughout the [ENTER TERRITORIES](“Territory”), to market and license to customers of Dittybase the Masters and Music of Company, including from the Dittybase website, Dittybase can, as more specifically described in the following subparagraphs 3(a) to 3(k). For the purposes of this Agreement, the term “customers” includes the customers of those customers.

            (a)             The right to use the Masters and Music in connection with the exercise by Dittybase of its marketing and licensing the use of the Masters and Music to the customers of Dittybase, including, without limit, the right for Dittybase to record, encode, store, publicly perform, display, reproduce, copy, distribute, communicate, transmit, and otherwise use the Masters and Music online and over the Internet, and through other means and technologies as further described in subsection 3(c), for the purpose of promoting, previewing, and otherwise making available the Masters and Music to the customers of Dittybase and to other individuals visiting the website of Dittybase to enable such persons to determine their interest in using any of the Masters and Music. Company acknowledges that such use of the Masters and Music by Dittybase shall be deemed a “fair use”, and shall not constitute a “public performance”, as such terms are defined in the relevant copyright legislation and protocols of the countries in the Territory, as relevant.

            (b)             The right to produce, manufacture, and distribute demonstration and promotional phonorecords of the Masters and Music for use as free promotional goods in the form of individual sound carrriers, such as compact discs, to be used for promoting, demonstrating, marketing, and otherwise making known the availability of the Masters and Music for use by the customers of Dittybase. No fees or royalties shall be paid by Dittybase to Company for the manufacturing and distribution of these goods to the clients of Dittybase at no charge for promotional purposes.

            (c)             The right to transmit the Masters and Music for the purposes of this Agreement by any wireless network, including, without limitation, third generation networks, direct broadcast satellite and other satellite systems, wireless cable and data broadcasting, and any and all other wireless networks now existing or hereafter created, and any wired network, including, without limitation, the Internet, the Internet II, or any other online services network which utilizes computer terminals, terminal servers, modems, cable modems, coaxial cable, multicasting technology, power lines, or other high speed data connections and any and all other wired networks that distributes audio, video, or other programming using digital algorithms, one and/or two-way digital services, or any other means of transmission now existing or hereafter created.

            (d)             The right to market, offer to license, and to license the Master and Music or any part thereof, or any segment, sample, or fraction thereof, alone or with other parties’ masters and music, for use in synchronized or time relation with audio-visual productions and other uses of the customers of Dittybase. Access to the Masters and Music by such customers may be through the website of Dittybase. Dittybase shall determine the nature and manner of presenting the Masters and Music.

            (e)             The right to market, offer to license, and to grant use and public performance licenses for the synchronization and other uses of the Masters and Music on the Internet (and Internet II) by the customers of Dittybase. Examples of Internet-based usages include website sonification, banner advertising, multi-media productions, and the like. The public performance right for such Internet synchronization and other uses of the Masters and Music shall be worldwide, except where otherwise prohibited by law or agreement or otherwise restricted by the scope of the Territory.

            (f)             The right to authorize the licensees of Dittybase to adapt, modify, change, add, or delete to the music and lyrics of any of the Masters and Music.

            (g)             The right to market, offer for license, and to license the Masters and Music for copying, manufacture, and distribution in the Territory, by any means, method, process, or technology, now known or later created, in connection with the secondary uses of the Masters and Music arising from their licensed use, including for audio-visual works, whether on the Internet, or broadcast, or on hard copy, or otherwise (e.g. distribution of home video copies or television broadcasts or webcasts of programs).

            (h)             The right to negotiate the fee for each license in the name of Dittybase, but for the benefit of Dittybase and Company. The pricing of each such license shall be determined according to the schedule of rates from time to time developed and posted by Dittybase. Dittybase shall have the authority to determine and set its price schedule for the use of the Masters and Music, and to adjust such schedule from time to time as determined by Dittybase in its best judgment. This right of Dittybase shall include the right to have the authority to negotiate special pricing arrangements with respect to large volume key accounts of Dittybase or on the grant of special licensing opportunities, including on a pro rata basis when licensed with the content of other licensors of Dittybase. In the alternative, if it is decided between Dittybase and Company that Dittybase will use, or will from time to time use, the pricing schedule used by Company for its direct licensing of the Masters and Music to Company’s customers, then Company agrees to augment its pricing schedule to add to it the technical enhancement costs and transaction fees incurred by Dittybase and identified to Company in servicing the Masters and Music under this Agreement, such as, for example, third party charges and/or licensing fees for encoding, watermarking, digital rights management, and other necessary technical services to enable Dittybase to license the use of the Masters and Music from its Dittybase.com site.

            (i)             The right to extend Dittybase’s marketing authority to any authorized agent or assigned entities of Dittybase, but only consistent with and subject to the terms of this Agreement.

            (j)             The right to use the names of each of the recording artists, songwriters, and producers contributing to the Masters and Music; the photographs and likenesses, as relevant, of those recording artists, songwriters, and producers; all intellectual property contained in or used in the Masters and Music; and the trademarks, logos, and name of Company with respect to the marketing and licensing of the Masters and Music.

            (k)             With respect to the license to be granted by Dittybase to its customers, such customers’ rights shall be non-exclusive and not beyond the scope of the Territory with respect to the use of the Masters and the Music, and only with other audio and/or visual and/or textual elements added by the customers of Dittybase for broadcast and non-broadcast purposes, including Internet uses and webcasting. The Masters and Music cannot be duplicated by themselves, in whole or in part, in any medium, or resold, licensed, leased, or in any other way used or transferred to any other party other than as part of the product created by Dittybase for use by its customers or created by the customers of Dittybase for use by themselves or their customers.

            (l)             The right to deliver or transmit to a customer of Dittybase at no charge for a thirty (30) day trial period a sample of Masters and Music for review and testing to determine if a customer wishes to use the Masters and Music. Such samples provided to customers by Dittybase shall not be of a technical quality that is suitable for broadcast or Internet transmission purposes. In the event a customer of Dittybase elects to use the Masters and Music, then Dittybase will enter into a license agreement with that customer and supply the Masters and Music in an appropriate technical format for that customer’s use.

            (m)             Dittybase also shall have the right to remove Masters and Music and to cease making them available in the event a claim is made challenging the rights of Company in such Masters and Music or in the event Dittybase deems such Masters and Music unacceptable.

SECTION 4. TERM

            The initial term of this Agreement shall be for a [ENTER TRIAL TERM] year trial period, with the option on the part of Dittybase to extend it for an additional [ENTER EXTENTION TERM] on the conclusion of the initial trial program. If the first option is implemented in writing or by Dittybase’s continued licensing of the Masters and Music, then thereafter, the term of this license shall be renewed automatically for successive three (3) year terms unless either party gives written notice to the contrary, within ninety (90) days before the expiration of the then current period (which, with respect to the initial term, shall include the twelve (12) month trial period and the three (3) year extension beyond that trial period).

            Notwithstanding the foregoing, either party may terminate this Agreement for material breach by the other on giving written notice of the cause described in detail, with the party receiving such notice having thirty (30) days to cure the deficiency. If the defaulting party cures, then the termination will not be effective. If it does not do so, then the termination shall be effective.

            On termination of this Agreement for any reason, the rights and duties of the parties shall terminate, except for the representations, warranties, and indemnities of Company, and the licensed uses of the Masters and Music already granted to the customers of Dittybase. On termination, the Masters and Music will be removed from the website of Dittybase. Any obligations owing between the parties as of termination shall be deemed to have been satisfied in full, except for any payments due Company by Dittybase for third party licenses for which the compensation has not yet been paid to Company, and except for the representations, warranties, and indemnities of Company to Dittybase as provided in this Agreement.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF COMPANY

            Company represents and warrants, with respect to each Master and Music licensed to Dittybase by Company under this Agreement, as follows:

            (a)             Company has the unconditional right to make the Masters and Music available to Dittybase in the manner and for the uses described in this Agreement.

            (b)             Company, at the time of the execution of this Agreement and throughout its entire term, holds and shall hold, without limitation or condition, all rights in and to the Masters and the Music submitted to Dittybase and listed in Schedule “1”, or, in lieu thereof, Company has been authorized by the holder of such rights in and to the Masters and Music to grant to Dittybase the rights provided in this Agreement.

            (c)             Company is authorized to engage Dittybase for the purposes provided in this Agreement.

            (d)             Company holds all authorizations, permissions, and authority from all contributing artists, composers, producers, and other persons providing services for the Masters and Music, or their respective representatives, to record their performances and music for exploitation by Company without restriction, which rights, in turn, are licensed to Dittybase by Company under this Agreement.

            (e)             Company shall provide Dittybase with correct and complete information about the contributing artists and all persons holding any and all copyrights to the Masters and Music, as appropriate, if other than Company.

            (f)             Company holds the rights in or has been authorized with respect thereto concerning the names, likenesses, pictures of artists, all other visual images, text, and packaging, if any, accompanying the Masters and Music.

            (g)             Company shall not require, obligate, or seek to impose any duty on Dittybase, and Dittybase shall have no duty or obligation, to pay or to provide for the payment to any contributing artist, producer, composer, performer, lyricist, licensee, sublicensee, or any other party that contributed to the Masters and the Music. This warranty extends to any and all payments to any party entitled or asserted as entitled to be paid for, or to provide payment for any other party that contributed to, the Masters and the Music. This warranty also extends to any and all payments to any party entitled or asserted as entitled to be paid performing rights royalties or union re-use fees, or is otherwise protected through a performing rights society or union agreements. In consideration for the foregoing warranty, Dittybase shall use its reasonable efforts to obtain from the customers of Dittybase a warranty that the customer will complete and submit all necessary and appropriate reports and forms to any society or organization as may be required by law or agreement.

            (h)             In the event Company receives an inquiry from any customer about any Masters or Music available through the website of Dittybase and such customer determines that it wants to access such Masters and Music digitally online rather than by hard copy, such as in compact disc formats sold by Company, then Company shall forward in writing such inquiry to Dittybase.

SECTION 5. REPRESENTATIONS OF DITTYBASE

            Dittybase is free to enter into and perform its obligations under this Agreement, and is not under any restriction or obligation, contractual or otherwise, which will impair the full performance by Dittybase or Company’s full enjoyment of all rights granted herein. Dittybase has the technological capabilities to deliver digital copies of the Masters and Music to the public.

SECTION 6. COMPENSATION TO COMPANY

            (a)             In consideration of the rights and the authority granted to Dittybase under this Agreement, Dittybase shall pay Company [Enter Percentage Share]of the fees actually received by Dittybase for agreements between Dittybase and its customers to use the Masters and the Music. In determining the base sum for computing Company’s participation share, there will be deducted from the receipts of Dittybase any charges and fees paid to third party agents and to providers of technical procedures or enhancements, such as, by way of example only, security features, encoding, watermarking, and digital rights management, and any taxes, duties, fees, public charges, or withholdings imposed on the fees payable under such agreements as required by any governmental agency.

            (b)             The percentage participation rights of Dittybase in the income to be shared with Company shall include the publishers share of the small performance fees for the Music embodied on the Masters, but such percentage figure shall be doubled to reflect that the songwriter’s share of such performances shall be paid directly to the songwriter (including Company, as relevant). When this payment to the songwriter is combined to the small performance payment to the publisher (i.e. Company), the net percentage of the publishers share received by Dittybase is still the same percentage retained by Dittybase for the latter’s licensed use of the Masters and Music to the customers of Dittybase.

            (c)             Dittybase shall not charge Company any special fees for the placement of audio encoding, compression/decompression, watermarking, digital rights management, promotion, sales, and marketing of the Masters and Music unless otherwise agreed in writing.

            (d)             Within sixty (60) days of the end of each calendar quarter, Dittybase shall account and pay to Company for the income and shares payable to Company from the licenses issued by Dittybase to its customers to use the Masters and Music. All fees will be quoted and payable in United States or Canadian dollars, depending on whether the customers are based in the United States or Canada. Fees to customers outside of the United States and Canada will be quoted in the terminology and payable in the currency of the customer’s country.

            (e)             Except as specifically provided above, Company shall not be entitled to any other or additional compensation from Dittybase arising under this Agreement.

            (f)             Company, on reasonable advance written notice to Dittybase, but not more frequently than once per each twelve (12) month period, can inspect at the offices of Dittybase the records of Dittybase relating to the licensing of the Masters and Music and the payment obligations of Dittybase to Company under this Agreement. Each statement of Dittybase shall be deemed final and conclusive on Company if no objection is raised by Company within two (2) years of the submission of each statement.

            (g)             Dittybase shall issue electronic reports to Company documenting each license and use of the Masters and Music under this Agreement. Such reports shall be sent to Company quarterly with the periodic accounting and payments of sums owed.

            (h)             If Company should open accounts with its customers through Dittybase and/or receive payment from its customers that includes Dittybase’s percentage share as provided in subsection 6(a), then Company shall account and remit payment to Dittybase of its percentage share within sixty (60) days of Company’s receipt of such payment.

SECTION 7. TECHNICAL SERVICES OF DITTYBASE

            Dittybase agrees to digitally encode the Masters of Company to Dittybase’s specifications at no costs to Company. Dittybase will host the Masters and Music of Company on the Dittybase website at no cost to Company for the twelve (12) month duration of the initial pilot project. In addition, Dittybase, during the trial period will develop appropriate watermarking, encoding, and security features and digital rights management and e-commerce services in connection with the hosting of the Masters and Music on the website of Dittybase and the delivery of the Masters and Music from the Dittybase website. Dittybase also will develop and provide a search interface for Company’s Masters and Music linked to the Dittybase website. Further, Dittybase will provide software to Company at the beginning of the pilot project to monitor the usage of Company’s Masters and Music. On the conclusion of the pilot project (i.e. the first twelve (12) months), Dittybase will charge Company a fee for monitoring software at Dittybase’s scheduled rates from time to time in effect, currently [ENTER FEE] U.S. per year.

SECTION 8. OWNERSHIP

            The parties agree that Company will retain all ownership and proprietary rights, including copyrights, in and to the Masters and the Music, and that this Agreement does not transfer ownership or alter any of those rights. The parties agree that Dittybase owns all proprietary rights, including copyrights, in and to all elements and capacities of the Dittybase website, its pricing procedures, and its customer database.

SECTION 9. LIMITATION OF LIABILITY

            In no event shall Dittybase be liable to Company for any indirect, special, or consequential damages, including, but not limited to, loss of anticipated profits, in connection with, or arising out of, this Agreement, or the performance, marketing, licensing, or other activity related to this Agreement. Dittybase shall not be liable to Company for any loss, damages, claims, or liabilities arising from, or related to, any software program, or data errors, or digital transmission errors, or failures, regardless of cause.

SECTION 10. CLAIMS AND INDEMNIFICATION

            Company shall defend, indemnify, and hold harmless Dittybase from and against any and all liabilities, suits, claims, losses, damages, or judgments, and shall pay all costs, including reasonable attorneys’ fees and damages arising from or in any way related to: (a) any claim that any act or omission by Dittybase in the performance of this Agreement with respect to the Masters and/or Music made available by Company constitutes an infringement or a violation of any right, interest, or law, including applicable copyright laws and contract rights, of any third party in or to such Masters and/or Music; (b) any breach of any warranty or representation of Company as provided in this Agreement; (c) any failure or inadequacy by or on behalf of Company with respect to any registration or filing of any right or entitlement related to any Masters or Music; and (d) any claim by any person for any royalty or other compensation arising from use or licensing of any Masters and Music by Dittybase or its customers consistent with this Agreement.

            Dittybase will defend, indemnify, and hold harmless Company from and against any and all liabilities, suits, claims, losses, damages, or judgments, and shall pay all costs, including reasonable attorneys’ fees, for damages arising from or in any way related to any third party claim arising from or connected with any breach of any warranty, representation, or agreement of Dittybase as provided in this Agreement.

SECTION 11. CONFIDENTIALITY

            During the full term of this Agreement and for three (3) years after the date of termination, Company agrees to maintain the confidentiality with respect to all information concerning Dittybase and this Agreement, including, but not limited to, the pricing formulas of Dittybase, commissions, and the technical information relative to the developments, database, search, security, or personalization systems used by Dittybase, and including its website.

SECTION 12. GENERAL PROVISIONS

            Company may not assign this Agreement, or its rights and responsibilities under this Agreement, without the prior written consent of Dittybase or Dittybase’s assigns. This Agreement will be construed in accordance with the laws of the Province of British Columbia, Canada. If any provision of this Agreement is deemed unenforceable or void, the balance of this Agreement shall remain in full force and effect. Company warrants that it has not been induced to execute this Agreement by any agreements or statements made by Dittybase or its representatives as to the nature or extent of Dittybase’s proposed exercise of any of the rights, licenses, or privileges granted to Dittybase by this Agreement. This Agreement constitutes the entire agreement between Company and Dittybase, and supersedes all prior agreements between Company and Dittybase, whether oral or written, and may not be modified except in writing signed by both parties. If any action or proceeding is commenced under this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys’ fees and costs.

AGREED TO AND ACCEPTED BY ALL PARTIES WHERE SIGNED BELOW.

DITTYBASE -	[Name & Address of Licensor] –

By:	By:

Title:	Title:

Date:	Date:

SCHEDULE 1

TO MUSIC LIBRARY LICENSE AGREEMENT

MASTERS AND MUSIC

            All of the Masters and Music in the catalog of Company as of the date of this Agreement, and all Masters and Music that become part of a catalog of Company during the term of this Agreement. For the purposes of this Agreement, the term “Company” shall include all affiliates, subsidiaries, and related entities of Company.

            The Current catalog of Company consists of the following Masters and Music: